Exhibit 10.1

EQUITY EXCHANGE AGREEMENT

This Equity Exchange Agreement (the "Agreement") is entered into as of this 8th day of January 2013 between STW Resources Holding Corp. (STW), a Nevada corporation, and Black Pearl Energy, LLC (BPE), a Texas Limited Liability Company.

WHEREAS, BPE has available to it a 50% of the limited liability company ownership interest in Black Wolf Enterprises, LLC ("Black Wolf'), a Texas limited liability company, with the other 50% owned by Lone Wolf Resources, LLC ("Lone Wolf'), a Texas limited liability company.

WHEREAS, STW can add value to Black Wolfthrough its history of dealings with oil and gas producers and oil and gas servicing companies.

WHEREAS, Black Wolf can add value to STW through its contracts with oil and gas producers and oil and gas service companies, which generate current revenues.

Based on the foregoing, STW and BPE desire to enter into a an agreement to share equity in Black Wolf as follows:

1.

BPE shall allocate and transfer 20% of its 50% interest in Black Wolf(an absolute 10% interest) to STW by having STW enter into and execute the Black WolfCompany  Agreement along with BPE and Lone Wolf, in the form of Exhibit "A" to this Agreement., thereby causing STW to become a 10% limited liability membership interest owner in Black Wolf.

2. STW shall allocate and transfer seven million (7,000,000) shares of its common stock to BPE, said shares being restricted Rule 144 shares of stock.

3. Pursuant to the Black Wolf Company Agreement, neither STW nor Black Wolf are required to contribute case to the working capital of Black Wolf, as such shall be advanced/loaned by Lone Wolf on behalf of BPE and STW, pursuant to a note obligation secured by BPE and STW's limited liability company membership ownership interests in Black Wolf, as set forth in more detail in the Black Wolf Company Agreement.  By BPE and STW signing the Black Wolf Company Agreement, both Parties consent to the loan and security agreement arrangement.

4. Lone Wolfhas consented to both BPE and STW becoming limited liability company member owners ofBlack Wolf.

5. This Agreement has been authorized by the owners and managers of Black Pearl.

6. This Agreement has been authorized by the executive officers of STW.  Black Pearl understands and agrees that the transfer of the 7,000,000 shares of STW common stock will require: (a) that STW’s Board of Directors approve this Agreement, for which STW represents it can obtain the requisite approval; and (b) that STW increase its number of authorized shares of common stock by amending its Corporate Charter with the state of Nevada, for which STW represents it has previously obtained STW Board approval to do so.

7. This Agreement is subject to the laws of the state of Texas, and venue for any litigation arising out of this Agreement shall be in the state district courts sitting in Midland County, Texas.

8. This Agreement may be signed in multiple counterparts and by a facsimile transmitted copy of a signature or by a scanned and emailed copy of a signature.

SIGNED effective the date set forth above. STW RESOURCES HOLDING CORP. /s/ Paul DiFrancesco By: Paul DiFrancesco, Director BLACK PEARL ENERGY, LLC /s/ Audry Lee Maddox By: Audry Lee Maddox, COO